Exhibit (10)t.
March 29, 2010
Mr. Hal N. Pennington
Dear Hal:
This letter will memorialize our agreement (the “Agreement”) with respect to your employment by Genesco Inc. (“Genesco”).
1.	Chairman. You will continue in the office of chairman of Genesco until April 1, 2010 (the “Transition Date”). Effective on the Transition Date, you will resign that office.

2.	Employee Consultant. Effective from the Transition Date until the “Termination Date” (as defined herein), you will continue to be employed by Genesco as a consultant to the board of directors and chief executive officer. The “Termination Date” for purposes of this Agreement means the date on which your employment by Genesco pursuant to this Agreement ends, and will be the earliest of (i) March 31, 2011, (ii) the date of your voluntary resignation or death, or (iii) the date of your termination for “Cause” (as defined herein). Genesco may terminate your employment for “Cause,” which for purposes of this Agreement means an act of dishonesty or gross misconduct which results or is intended to result in material damage to Genesco’s business or reputation.

3.	Duties. Prior to the Transition Date, you will continue to perform the duties of the office of chairman in substantially the same manner as you have been accustomed to perform them. From and after the Transition Date, you will be reasonably available to consult with the chief executive officer or members of the board of directors on matters within your expertise, including matters of corporate governance and strategy, and to perform such related duties as they may reasonably request. You will devote such time and effort as may be reasonably necessary to discharge such responsibilities.

4.	Compensation and Benefits.
(a)	Base Salary. Until the Transition Date, your current base salary of $18,750.00 per month will remain in effect. After the Transition Date until the Termination Date, Genesco will pay you a base salary of $8,333.33 per month.

Mr. Hal Pennington
March 29, 2010

(b)	Benefits and Programs. Until the Termination Date, you will remain eligible to participant in all employee benefit, insurance, and compensation plans and programs for which you are eligible on the date of this Agreement, except that you will not participate in the Company’s annual incentive (EVA) plan for fiscal year 2011 or fiscal year 2012, and you will not receive a grant of stock options, restricted stock, or other stock-based compensation during either of those fiscal years. The termination of your employment on the Termination Date shall be considered normal retirement under the Company’s retirement policy for purposes of all employee benefit, insurance, and compensation plans and programs in which you are a participant.

(c)	Employment Protection Agreement. The Employment Protection Agreement (the “EPA”) between you and the Company dated as of April 24, 2002, as such agreement may be amended, shall remain in effect until the Termination Date. If the “Effective Date” as defined in the EPA occurs between the Transition Date and the Termination Date, however, the express provisions of this Agreement shall control in the event of a conflict with Sections 3, 4, 5(b) or 5(c) of the EPA.
5.	Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without reference to conflict of laws principles.
Please indicate your concurrence with the provisions of this Agreement by signing it in the space indicated below.

GENESCO INC.
By	/s/ Robert J. Dennis
Robert J. Dennis
President and Chief Executive Officer
Confirmed and agreed:

/s/ Hal N. Pennington
Hal N. Pennington

Date: March 29, 2010